Exhibit 99.1

Enable Holdings, Inc. Secures $2 Million Bridge Loan
Asset Recovery Leader Closes Financing Deal With Veteran Investors To Grow Excess Inventory Sales Channels

Chicago, October 20, 2008 - Enable Holdings, Inc. (ENAB.OB), a leading asset recovery solutions company for the world’s most trusted brands, today announced it has secured a bridge loan with Ted Deikel, veteran investor, and Bob Geras, President of LaSalle Investments, along with his wife Dawn Geras. The financing agreement will help Enable Holdings continue the development of its excess inventory solutions and sales channels to execute its strategy of becoming a comprehensive excess inventory solutions provider.

The bridge loan includes a $600,000 loan from Deikel, and a $1,400,000 loan from the Geras’. A portion of the proceeds from the bridge loan was utilized to pay off the outstanding loan balance with Wells Fargo Bank. Enable Holdings, Inc. will use the remainder of the loan to fund ongoing operations while growing its excess inventory sales channels. Under the terms of the agreement, Geras will, upon approval from the Board of Directors, become a member of the Board of Directors at Enable Holdings, Inc.

“We are very proud to announce this new relationship with Mr. and Mrs. Geras. Receiving the support of such respected and experienced investors, especially in these tough economic times, really solidifies our belief that we can become the leader in a fragmented industry. This financing puts us in a better position to do just that and also gives us time to complete additional financing projects,” said Enable Holdings Inc. Chief Executive Officer Jeff Hoffman.

The financing represents the second significant investment over the last two quarters that Mr. Diekel has made in Enable Holdings, Inc.

Known as the “Godfather” of Chicago area technology investors, Bob Geras has founded, operated, advised and/or funded a number of successful companies throughout his distinguished career. Mr. Geras was recognized as “Angel Investor of the Year” in 2002 by the Illinois Technology Association and was inducted into the “Chicago Area Entrepreneurship Hall of Fame” in 2006. He was also the co-founder of Sixpence Inns, which was later acquired by Motel 6.

President and sole owner of LaSalle Investments for 30 years, Mr. Geras is a Founding Director of the Illinois Venture Capital Association and is involved with a number of venture funds, such as K-B Partners, Crestview Capital, Dunrath Partners, Ceres Venture Fund, and the Illinois Accelerator Fund.

“Dawn and I are very excited to now be a part of Enable Holdings,” said Bob Geras. “We see great untapped potential for this company, and feel it is at the right place at the right time in this tough economy. Excess inventories are going to be a growing problem, and Enable Holdings is uniquely well positioned to help connect sellers and buyers with its multiple channel distribution strategy.”

Investors should refer to the 8-K form filed with the SEC by Enable Holdings, Inc.

For more information please visit www.enableholdings.com.

About Enable Holdings, Inc.
Enable Holdings, Inc. is the world's leading excess inventory solutions company that links brand name sellers with customers around the globe. Enable Holdings, Inc. does this through its multi-channel asset-recovery solution that includes an online auction platform located at www.ubid.com, upcoming fixed-price commerce solution RedTag.com, offline excess inventory solution RedTag Live!, business-to-business solution Dibu Trading Company, and upcoming private auction software company Commerce Innovations. Brand name sellers are able to reduce excess inventory more efficiently and profitably than ever before. And however they choose to buy, shoppers now have a connection to the world's most trusted brands at prices far below retail. Enable Holdings, Inc. boasts more than 10 years experience in online commerce.

SEC Filings and Forward-Looking Statements
Additional information about Enable Holdings, Inc. is in the company’s annual report on Form 10-K, filed with the Securities and Exchange Commission.

Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements using terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expressions. Enable Holdings, Inc. intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Enable Holdings, Inc. and the industries and markets in which Enable Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and Enable Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which Enable Holdings, Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of Enable Holdings, Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of Enable Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of Enable Holdings, Inc. to attract and retain qualified personnel, the ability of Enable Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. Enable Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Enable Holdings, Inc.

MEDIA CONTACTS:
Ryan Calverley
Press Officer
Enable Holdings, Inc.
(773) 272-4414
Ryan.Calverley@enableholdings.com